Exhibit 99.2

LABOR READY, INC.
STOCK OPTION GRANT NOTICE

(Labor Ready, Inc. 2005 Long-Term Equity Incentive Plan)

Labor Ready, Inc. (the “Company”), pursuant to its 2005 Long-Term Equity Incentive Plan (the “Plan”), grants as of the Date of Grant below to Optionholder an option to purchase the number of shares of the Company’s common stock (“Shares”) set forth below.  This nonqualified stock option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan, and the Notice of Exercise, all of which are incorporated by reference herein in their entirety.  The Stock Option Agreement and form of Notice of Exercise are attached hereto.  Copies of the Plan are available upon request.

Optionholder:
Date of Grant:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Vesting Terms:                                       Three-Year Vesting.  The Option vests in three equal installments.  One third of the Option will vest on each successive annual anniversary of the Date of Grant, becoming 100% vested on the third annual anniversary of the Date of Grant, so long as you are employed with the Company or a Subsidiary or Affiliate of the Company at such time.

Retention Period:                             Four-Year Retention Period.  The Long Term Shares (i.e., 75% of the Net Shares, as described in the Stock Option Agreement) received upon exercise of the Option must, subject to the Stock Option Agreement, be held for four (4) years after the Option vests.

Payment:                                             Optionholder may choose to pay by one or a combination of the following methods (as described in the Stock Option Agreement and which are subject to change and may be conditioned under certain circumstances):

•                  By cash or check

•                  Pursuant to a Regulation T Program (“cashless exercise”)

•                  By delivery of already-owned shares

Additional Terms/Acknowledgements:  The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Notice of Exercise, and understands that a copy of the Plan is available upon request.  Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of Shares subject to this option and supersede all prior oral and written agreements on that subject.

LABOR READY, INC.	OPTIONHOLDER

By:
Signature	Signature
Name:	Name:
Title:	Date:
Date:

ATTACHMENTS: Stock Option Agreement and Notice of Exercise